UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

June 26, 2009
(Date of report)

June 26, 2009
(Date of earliest event reported)

Sotheby's
(Exact name of registrant as specified in its charter)

Delaware	1-9750	38-2478409
(State or other	(Commission	(IRS Employer
jurisdiction of	File Number)	Identification No.)
incorporation)

1334 York Avenue
New York, NY		10021
(Address of principal executive offices)		(Zip Code)

(212) 606-7000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Sotheby’s has a senior secured credit agreement with a syndicate of lenders arranged by Bank of America Securities N.A. (“BofA”) (the “BofA Credit Agreement”) that expires on September 7, 2010. The BofA Credit Agreement contains financial and non-financial covenants which, among other things, require Sotheby’s to maintain certain quarterly interest coverage and leverage ratios, as defined.

In its Form 10-Q for the quarterly period ended March 31, 2009, Sotheby’s disclosed that, due to the continued downturn in the global economy and the international art market, it was likely that Sotheby’s would not meet certain of the financial covenants in the BofA Credit Agreement as of June 30, 2009. Sotheby’s also disclosed that management had commenced discussions regarding waivers and/or amendments to the BofA Credit Agreement, which would allow Sotheby’s to meet its financial covenants.

Effective June 26, 2009, the BofA Credit Agreement was amended to provide for the following:

  A waiver of the leverage ratio covenant for the twelve months ended June 30, 2009, September 30, 2009 and December 31, 2009. In the first quarter of 2010, the leverage ratio covenant will revert to current levels for the remaining term of the BofA Credit Agreement.

  A waiver of the interest coverage ratio covenant for the twelve months ended June 30, 2009, September 30, 2009 and December 31, 2009. In the first quarter of 2010, the interest coverage ratio covenant will revert to current levels for the remaining term of the BofA Credit Agreement.

  The addition of a consolidated senior secured leverage ratio. For the twelve months ended June 30, 2009, September 30, 2009 and December 31, 2009, the consolidated senior secured leverage ratio (as defined below) may not exceed 2.50:1.00.

  The addition of a minimum consolidated EBITDA covenant. Consolidated EBITDA may not be less than: (x) $47 million for the quarter ended June 30, 2009, (y) ($36 million) for the quarter ended September 30, 2009, and (z) $85 million for the quarter ended December 31, 2009.

  An increase in the interest rate charged on outstanding borrowings, which will now be LIBOR plus a margin of 5.5%. Prior to this amendment, the interest rate charged on outstanding borrowings was LIBOR plus a margin between 3.25% and 4.5%, determined by reference to Sotheby’s leverage ratio.

  An increase in commitment fees on undrawn amounts available under the BofA Credit Agreement, which will now be 0.875% per annum. Prior to this amendment, the commitment fees on undrawn amounts were between 0.625% and 0.875%, determined by reference to Sotheby’s leverage ratio.

  A reduction in the total borrowing capacity from $250 million to $150 million.

  A borrowing base equal to 85% of eligible loans (as defined below) made by Sotheby’s in the U.S. and the U.K., plus 15% of Sotheby’s inventory in the U.S. and the U.K. Prior to this amendment, the borrowing base was equal to 100% of eligible loans, as defined, made by Sotheby’s in the U.S. and the U.K. plus 15% of Sotheby’s net tangible assets.

As defined in the amendment:

  “Consolidated senior secured leverage ratio” means the ratio of (a) consolidated funded indebtedness (excluding indebtedness secured by mortgages on Sotheby’s York Avenue Property) as of such date that is secured by a lien on Sotheby’s assets to (b) consolidated EBITDA for the most recently completed measurement period.

  “Eligible loans” means, notes made in favor of, or loan advances made by, Sotheby’s or any of its subsidiaries in connection with their lending and financing activities. Notwithstanding the foregoing, the following notes and loan advances shall not be considered “eligible loans”: (a) any note or loan advance to the extent that such note or loan advance is secured by a lien on collateral located outside the U.S. or the U.K., (b) any note or loan advance to the extent that such note or loan advance exceeds a loan to value ratio of 60%, (c) any non-accrual note or loan advance, (d) any note or loan advance where the obligor’s obligation to pay is subject to a good faith dispute or under litigation, (e) any unsecured note or loan advance, (f) any note or loan advance where the obligor thereon is an employee, (g) any note or loan advance with a final maturity date longer than one and one half years from the date of calculation, and (h) any note or loan advance that is subject to a lien other than any lien created in connection with the BofA Credit Agreement.

As a result of this amendment, Sotheby’s incurred upfront fees of approximately $1.5 million, which will be amortized to interest expense over the remaining term of the BofA Credit Agreement, which runs through September 2010.

Management believes this amendment will not have a material adverse impact on Sotheby’s operating flexibility. Management also believes that operating cash flows, cash balances and borrowings available under the BofA Credit agreement, as amended, will be adequate to meet Sotheby’s anticipated short-term and long-term commitments, operating needs and capital requirements through the September 2010 expiration of the BofA Credit Agreement. Additionally, management has commenced discussions with other lenders regarding a new revolving credit facility with an expiration date beyond September 2010 that would replace the BofA Credit Agreement. While management believes that a long-term revolving credit facility will be available to Sotheby’s, as disclosed in its Form 10-Q for the quarterly period ended March 31, 2009 management and its advisors also believe that the issuance of certain equity-linked securities (e.g., common or preferred stock) may also be available to Sotheby’s as an additional source of capital and liquidity. (See statement on Forward Looking Statements.)

FORWARD LOOKING STATEMENTS

This Form 8-K contains certain forward looking statements; as such term is defined in Section 21E of the Securities Exchange Act of 1934, as amended, relating to future events and the financial performance of Sotheby’s. Such statements are only predictions and involve risks and uncertainties, resulting in the possibility that the actual events or performance will differ materially from such predictions.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits

99.1	Amendment No. 10 to the Amended and Restated Credit Agreement among Sotheby's (a Delaware corporation), Sotheby’s, Inc., Oatshare and Sotheby’s (a company registered in England and Wales) and Bank of America, N.A. dated June 26, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Sotheby’s has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOTHEBY'S

By:	/s/ Kevin M. Delaney

Kevin M. Delaney
Senior Vice President,
Controller and Chief
Accounting Officer

Date:	June 26, 2009

Exhibit Index

Exhibit No.	Description
99.1	Amendment No. 10 to the Amended and Restated Credit Agreement among Sotheby’s (a Delaware corporation), Sotheby’s, Inc., Oatshare and Sotheby’s (a company registered in England and Wales) and Bank of America, N.A. dated June 26, 2009.